Exhibit 23.6

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named as a person who will become a director on the listing date, of Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (SEC File No. 333-190135) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

COMPANY NAME

By:	/s/ David D. Kinder
Name:	David D. Kinder

Date: September 26, 2013